UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): April 8, 2021

GENESIS ENERGY, L.P.

(Exact name of registrant as specified in its charter)

Delaware	1-12295	76-0513049
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

919 Milam, Suite 2100, Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

(713) 860-2500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240-14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Units	GEL	NYSE

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement

On April 8, 2021, Genesis Energy, L.P. (“Genesis”) entered into a Fifth Amended and Restated Credit Agreement (the “New Credit Agreement”), among Genesis, as the borrower, Wells Fargo Bank, National Association, as administrative agent (in such capacity, the “Administrative Agent”) and issuing bank, Bank of America, N.A., as syndication agent, and the lenders and other parties party thereto. The New Credit Agreement replaces the Fourth Amended and Restated Credit Agreement, dated as of June 30, 2014 (as amended, the “Old Credit Agreement”), among the Company, as borrower, the Administrative Agent and the other lenders party thereto.

The New Credit Agreement provides for a $950 million senior secured facility, comprising a term loan facility of $300 million and a revolving loan facility of $650 million, with the ability to increase the aggregate size of the facility up to $1.15 billion subject to lender consent and certain other customary conditions. The New Credit Agreement matures on March 15, 2024, subject to extension at the request of the Company for one additional year on up to two occasions and subject to certain conditions. All borrowings under the New Credit Agreement bear interest, at our option, either at an alternate base rate or a eurodollar rate. The alternate base rate is equal to the sum of (a) the greatest of (i) the prime rate established by the Administrative Agent, (ii) the federal funds effective rate plus 1/2 of 1% and (iii) the LIBOR rate for a one-month maturity plus 1% and (b) the applicable margin. The eurodollar rate is equal to the sum of (a) the LIBOR rate for the applicable interest period multiplied by the statutory reserve rate and (b) the applicable margin. The applicable margin varies from 1.25 % to 2.75% for alternate base rate borrowings and from 2.25% to 3.75% for eurodollar rate borrowings, depending on our leverage ratio. We are also required to pay a commitment fee of that varies from .30% to .50% per annum, depending on our leverage ratio, on the unused committed amount.

The New Credit Agreement contains customary representations and warranties, affirmative and negative covenants and events of default similar to those in our Old Credit Agreement. In particular, covenants in the New Credit Agreement require us to meet certain financial metrics, including a maximum leverage ratio, a maximum senior secured leverage ratio, and a minimum interest coverage ratio. In addition, the New Credit Agreement requires a mandatory prepayment on the term loans with the net cash proceeds from certain asset sales. The New Credit Agreement is secured by a guarantee from substantially all of our restricted subsidiaries (as defined in the New Credit Agreement) and by liens on a substantial portion of our assets. Upon an event of default, the Administrative Agent, at the request of lenders holding greater than 50% of the combined term loan and revolving credit exposure and unused revolving committed amount under the New Credit Agreement, may accelerate the amounts due under the New Credit Agreement.

Certain of the lenders under the New Credit Agreement and their affiliates have provided and may continue to provide investment banking, commercial banking, financial services, or other services to the Company and its affiliates. They have received, and may in the future receive, customary fees and commissions for their services.

Item 1.02.	Termination of a Material Definitive Agreement.

In connection with our entry into the New Credit Agreement, we terminated the Old Credit Agreement. Proceeds from the New Credit Agreement were used to repay in full all amounts outstanding under the Old Credit Agreement.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENESIS ENERGY, L.P.
(a Delaware limited partnership)
	By:	GENESIS ENERGY, LLC, as its sole general partner

Date: April 14, 2021	By:	/s/ Robert V. Deere
Robert V. Deere
Chief Financial Officer

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